EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Improved Fourth-Quarter and
Full-Year 2014 Earnings and Announces 10 Percent Dividend Increase

Fourth-Quarter Highlights:

•	Total sales up 12 percent

•	Net income up 38 percent from 2013 to $80.5 million, or $2.38 per diluted share

•	Adjusted EBITDA* increased 34 percent

•	Record fourth-quarter salt segment operating earnings and record quarterly sales for plant nutrition segment

Full-Year Highlights:

•	Total sales up 14 percent

•	Net income of $217.9 million, or $6.44 per diluted share; excluding special items net income of $162.4 million, or $4.79 per diluted share

•	Adjusted EBITDA up 20 percent

•	Cash flow from operations of $242.9 million

OVERLAND PARK, Kan. (Feb. 9, 2015) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, reported significantly improved fourth-quarter and full-year earnings today. In addition, the company announced that its board of directors has approved a 10 percent increase in the quarterly dividend for 2015, the 12th consecutive year of increased dividends.

“Early snow and robust pre-season demand overcame mild December weather to produce strong fourth-quarter results for our salt business, while our plant nutrition business continues to reap the benefits of our value-driven marketing strategy,” said Fran Malecha, Compass Minerals’ president and CEO. “We believe that the steps we’ve taken to capitalize on the weather-driven strength in our salt business and to expand our plant nutrition business position us for continued success in 2015.”

*Earnings before interest, taxes, depreciation and amortization, adjusted for special items. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals Reports Earnings

Fourth-quarter net income increased 38 percent to $80.5 million, or $2.38 per diluted share, from $58.4 million, or $1.73 per diluted share, in the fourth quarter of 2013. The 2013 period includes a net benefit from special items of $2.9 million. Excluding these special items, the company earned net income of $ 55.5 million, or $1.65 per diluted share, in 2013.

For the full year, net income totaled $217.9 million, or $6.44 per diluted share, compared to $130.8 million, or $3.88 per diluted share, in 2013. The current year result includes an after-tax benefit of $60.6 million received in the third quarter from an insurance settlement related to the 2011 tornado that struck the company’s facilities in Goderich, Ontario. Excluding special items, 2014 net earnings were $162.4 million, or $4.79 per diluted share, compared to $127.9 million, or $3.80 per diluted share, in 2013.

Total sales in the fourth quarter rose 12 percent year-over-year to $433.4 million, driven by a 10 percent increase in salt sales and a 23 percent surge in plant nutrition sales. Strong price performance in both segments and higher year-over-year sales volumes of plant nutrition products lifted full-year sales 14 percent to $1.3 billion from $1.1 billion in 2013.

Fourth-quarter operating earnings were $107.6 million, which was a 34 percent increase from 2013 results. The earnings improvement was primarily driven by a year-over-year increase in average selling prices for deicing salt and plant nutrition products partially offset by higher per-unit salt costs and increased logistics costs. Full-year 2014 operating earnings were $311.0 million, which includes the $83.3 million Goderich tornado insurance benefit, compared to $185.6 million in 2013.

Compass Minerals Reports Earnings

Financial Results (in millions except per-share data)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Sales	$433.4	$387.4	$1,282.5	$1,129.6
Operating earnings(1)	107.6	80.3	311.0	185.6
Operating margin(1)	25%	21%	24%	16%
Net earnings	80.5	58.4	217.9	130.8
Net earnings, excluding special items(2)	80.5	55.5	162.4	127.9
Diluted earnings per share	2.38	1.73	6.44	3.88
Diluted earnings per share, excluding special items(2)	2.38	1.65	4.79	3.80
EBITDA(1) (2)	130.2	103.1	389.9	265.0
Adjusted EBITDA(2)	128.4	95.6	305.7	254.3
(1)	The 12 months ended December 31, 2014, include a pre-tax gain of $83.3 million from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.
(2)	These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Quarterly salt segment sales increased 10 percent from last year’s fourth quarter, despite milder winter weather. This increase was primarily driven by a 26 percent increase in highway deicing prices and a 6 percent increase in consumer and industrial prices. Early snowfall in November and customers’ needs to replenish inventories following the severe 2013-2014 winter offset milder-than-average winter weather during the fourth quarter.

Improved pricing across all salt products more than offset the impact of purchased rock salt and higher freight costs. This boosted the segment’s adjusted EBITDA to a record level. For the quarter, segment adjusted EBITDA totaled $115.7 million, a 26 percent increase over the prior-year result of $91.9 million.

Compass Minerals Reports Earnings

Salt Segment Performance (in millions except for sales volumes and prices per ton)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Sales	$355.3	$323.1	$1,002.6	$920.5
Operating earnings(1)	104.4	74.8	291.4	181.3
Operating margin(1)	29%	23%	29%	20%
Adjusted segment EBITDA	$115.7	$91.9	$253.9	$231.1
Sales volumes (in thousands of tons):
Highway deicing	3,502	4,037	10,694	10,944
Consumer and industrial	773	740	2,596	2,321
Total salt	4,275	4,777	13,290	13,265
Average sales price (per ton):
Highway deicing	$65.86	$52.20	$57.37	$53.19
Consumer and industrial	161.31	151.86	149.89	145.78
Total salt	83.13	67.63	75.44	69.39
(1)	The 12 months ended December 31, 2014, include an $82.3 million gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

Winter Weather Effect

Early snow in November and very robust restocking demand for highway and consumer and professional deicing products produced salt sales and earnings that were above what would have been expected in an average-winter-weather fourth quarter. Thus, while only 35 fourth-quarter snow events were recorded in the company’s core North American service areas, compared with a 10-year average of 47.5 events, the company estimates a positive sales and operating earnings impact from average-winter-weather variances.

Estimated Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Calendar year,*
Favorable (unfavorable) to average weather:	2014	2013	2014	2013
Sales	$35 to $40	$45 to $50	$75 to $90	$65 to $75
Operating earnings	$10 to $15	$10 to $15	$20 to $25	$18 to $22
* The three months ended March 31, plus the three months ended December 31.

PLANT NUTRITION SEGMENT

Strong sulfate of potash prices and the addition of Wolf Trax® micronutrient sales lifted fourth-quarter plant nutrition segment sales 23 percent from prior-year results to $75.8 million. Average selling prices for the portfolio of plant nutrition products increased 15 percent from the 2013 quarter, and sales volumes increased 7 percent.

Compass Minerals Reports Earnings

Plant nutrition segment adjusted EBITDA for the quarter totaled $28.9 million compared to $16.9 million in the fourth quarter of 2013. Price improvements and more efficient production from the company’s Ogden, Utah, plant expanded the segment’s adjusted EBITDA margin percentage to 38 percent from 28 percent in the 2013 period.

Plant Nutrition Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Sales	$75.8	$61.4	$270.2	$198.6
Operating earnings	21.6	19.7	$74.8	$58.7
Operating margin	28%	32%	28%	30%
Adjusted segment EBITDA	$28.9	$16.9	$102.1	$73.5
Sales volume (in thousands of tons)	105	98	396	315
Average sales price (per ton)	$719	$626	$682	$630

OTHER FINANCIAL HIGHLIGHTS

Selling, general and administrative expense increased 28 percent from 2013 fourth-quarter results, and was more than explained by the addition of Wolf Trax and a revenue-driven increase in variable compensation. For the full-year, selling, general and administrative costs as a percent of total sales were 8.6 percent, down from 8.9 percent in 2013.

Interest expense in the quarter rose $1.0 million from the prior-year due to an increase in long-term borrowings. Fourth-quarter income tax expense of $23.2 million includes the one-time benefit of approximately $3.7 million from the release of a provision for uncertain tax positions driven by the expiry of its statute of limitations.

DIVIDEND INCREASE

Compass Minerals board of directors has approved a 10 percent increase in the company’s quarterly dividend to $0.66 per share, effective with its dividend payable March 13, 2015, to shareholders of record as of the close of business on February 27, 2015. This marks the 12th consecutive annual increase in the company’s dividend.

Compass Minerals Reports Earnings

OUTLOOK

In an effort to increase transparency for investors and other market participants, the company has decided to initiate full-year earnings guidance, which will be updated quarterly.

2015 OUTLOOK: FULL YEAR EPS - $5.10 to $5.60
Salt Segment	1H15	FY15
Volumes	5.5 million to 6.0 million tons	12.0 million to 13.0 million tons
Average Selling Price (per ton)	$74 to $78
Operating Earnings Margin	23% to 24%
Plant Nutrition Segment
Volumes	180,000 to 200,000 tons	390,000 to 420,000 tons
Average Selling Price (per ton)	$750 to $780
Operating Earnings Margin	23% to 25%
Corporate
Corporate and Other Expense		~$50 million
Interest Expense		~$24 million
Capital Expenditures		~$250 million
Effective Tax Rate		27% to 28%

Above average winter weather in the Great Lakes service area in January has essentially offset mild weather in other key service regions. Thus the company’s current sales volume expectation assumes average winter weather for the first quarter and the full year. In addition to significantly improved highway deicing contract pricing, the company expects first-half 2015 operating earnings for the salt segment to benefit from lower fuel costs, partially offset by freight rate inflation.

Demand for the Compass Minerals portfolio of plant nutrition products is expected to remain strong in 2015. Plant nutrition average selling prices are expected to benefit from a $50 per-ton price increase on sulfate of potash products, effective January 1, 2015, as well as the addition of Wolf Trax micronutrient prices. Current constraints on low-cost, pond-based production are expected to pressure the segment’s operating margin throughout 2015, partially muting the earnings benefit from improved pricing.

Conference Call

Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, Feb. 10, at 9:00 a.m. ET. To access the conference call, interested parties

Compass Minerals Reports Earnings

should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 7159160. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at 888-203-1112, conference ID 7159160. Outside of the U.S. and Canada, callers may dial 719-457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Earnings

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company. The 2013 special

Compass Minerals Reports Earnings

items include estimated costs from a ruling against the company regarding a 2010 labor matter as well as proceeds from the settlement of an insurance claim related to loss of brine at the company’s solar pond operations in Ogden, Utah, also in 2010. The 2014 special items include charges associated with early redemption of the company’s senior notes due in 2019 in the second quarter and a gain in the third quarter from an insurance settlement resulting from the tornado that struck the company’s salt mine and evaporated salt plant in Goderich, Ontario, in August 2011. Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project," “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors, including weather conditions, pressure on prices and impact from competitive products, any inability by us to fund necessary capital expenditures, foreign exchange rates, and the cost and availability of transportation for the distribution of our products. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2013 and when filed, our Annual Report on Form 10-K for the year ended December 31, 2014. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Net earnings	$80.5	$58.4	$217.9	$130.8
Interest expense	5.7	4.7	20.1	17.9
Income tax expense	23.2	20.4	73.9	43.3
Depreciation, depletion and amortization	20.8	19.6	78.0	73.0
EBITDA	$130.2	$103.1	$389.9	$265.0
Gain from insurance settlement(1)	−	(9.0)	(83.3)	(9.0)
Estimated costs of a legal ruling(2)	−	4.7	−	4.7
Other (income) expense(3)	(1.8)	(3.2)	(0.9)	(6.4)
Adjusted EBITDA	$128.4	$95.6	$305.7	$254.3

(1)
In the third quarter of 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011. In the fourth quarter of 2013, the company received $9.0 million ($5.7 million, net of taxes) from an insurance settlement resulting from a 2010 mineral-brine loss at the company’s Ogden, Utah, solar-pond facility.

(2)	In the fourth quarter of 2013, the company recorded a reserve of $4.7 million ($2.8 million, net of taxes) related to a ruling against the company from a 2010 labor matter.
(3)	Primarily includes interest income and foreign exchange gains and losses. In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Net earnings	$80.5	$58.4	$217.9	$130.8
Gain from insurance settlements, net of taxes(1)	−	(5.7)	(60.6)	(5.7)
Costs to refinance debt, net of taxes(2)	−	−	5.1	−
Estimated costs of legal ruling, net of taxes(3)	−	2.8	−	2.8
Net earnings, excluding special items	$80.5	$55.5	$162.4	$127.9

(1)	In the third quarter of 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011. In the fourth quarter of 2013, the company received $9.0 million ($5.7 million, net of taxes) from an insurance settlement resulting from a 2010 mineral-brine loss at the company’s Ogden, Utah, solar-pond facility.
(2)	In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million ($5.1 million after applicable income taxes).
(3)	In the fourth quarter of 2013, the company recorded a reserve of $4.7 million ($2.8 million, net of taxes) related to a ruling against the company from a 2010 labor matter.

Compass Minerals Reports Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Segment operating earnings	$104.4	$74.8	$291.4	$181.3
Depreciation, depletion and amortization	11.3	12.4	44.8	45.1
Segment EBITDA	$115.7	$87.2	$336.2	$226.4
Adjustments to EBITDA:
Estimated costs of legal ruling(1)	−	4.7	−	4.7
Gain from insurance settlement(2)	−	−	(82.3)	−
Adjusted Segment EBITDA	$115.7	$91.9	$253.9	$231.1

(1)	In the fourth quarter of 2013, the company recorded a reserve of $4.7 million related to a ruling against the company from a 2010 labor matter.
(2)	In the third quarter of 2014, the company reported a gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario.

Reconciliation for Plant Nutrition Segment EBITDA and Adjusted EBITDA(unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Segment operating earnings	$21.6	$19.7	$74.8	$58.7
Depreciation, depletion and amortization	7.3	6.2	27.3	23.8
Segment EBITDA	$28.9	$25.9	$102.1	$82.5
Adjustments to EBITDA:
Gain from insurance settlement(1)	−	(9.0)	−	(9.0)
Adjusted segment EBITDA	$28.9	$16.9	$102.1	$73.5

(1)	In the fourth quarter of 2013, the company received $9.0 from an insurance settlement resulting from a 2010 mineral-brine loss at the company’s Ogden, Utah, solar-pond facility.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Sales	$433.4	$387.4	$1,282.5	$1,129.6
Shipping and handling cost	104.7	101.7	337.7	301.7
Product cost	186.9	178.7	523.4	541.9
Gross profit	141.8	107.0	421.4	286.0

Selling, general and administrative expenses	34.2	26.7	110.4	100.4
Operating earnings	107.6	80.3	311.0	185.6

Other (income) expense:
Interest expense	5.7	4.7	20.1	17.9
Other, net	(1.8)	(3.2)	(0.9)	(6.4)
Earnings before income taxes	103.7	78.8	291.8	174.1
Income tax expense	23.2	20.4	73.9	43.3
Net earnings	$80.5	$58.4	$217.9	$130.8

Basic net earnings, per common share	$2.38	$1.73	$6.45	$3.89
Diluted net earnings, per common share	$2.38	$1.73	$6.44	$3.88
Cash dividends per share	$0.60	$0.545	$2.40	$2.18

Weighted-average common shares outstanding (in thousands)(1):
Basic	33,600	33,477	33,557	33,403
Diluted	33,617	33,487	33,581	33,420

(1)	The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 221,000 and 227,000 participating securities in the three-month and 12-month periods ending December 31, 2014, respectively, and 227,000 and 250,000 participating securities in the three-month and 12-month periods ending December 31, 2013, respectively.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31, 2014	December 31, 2013

ASSETS
Cash and cash equivalents	$266.8	$159.6
Receivables, net	213.0	211.9
Inventories	199.0	180.7
Other current assets	23.9	25.2
Property, plant and equipment, net	700.9	677.3
Intangible and other noncurrent assets	233.6	150.1
Total assets	$1,637.2	$1,404.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	233.8	253.7
Long-term debt, net of current portion	622.5	474.7
Deferred income taxes and other noncurrent liabilities	123.4	118.3
Total stockholders' equity	653.6	554.2
Total liabilities and stockholders' equity	$1,637.2	$1,404.8

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended December 31,
	2014	2013
Net cash provided by operating activities	$242.9	$238.3

Cash flows from investing activities:
Capital expenditures	(125.2)	(122.7)
Acquisition of a business	(86.5)	−
Insurance receipts for investment purposes, Goderich tornado	19.4	14.2
Other, net	3.1	2.4

Net cash used in investing activities	(189.2)	(106.1)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	250.0	−
Principal payments on long-term debt	(102.4)	(3.9)
Premium and other payments to refinance debt	(5.5)	−
Deferred financing costs	(4.1)	(0.6)
Dividends paid	(80.7)	(73.1)
Proceeds received from stock option exercises	7.5	10.6
Excess tax benefits (deficiencies) from equity compensation awards	(0.2)	0.6

Net cash provided by (used in) financing activities	64.6	(66.4)
Effect of exchange rate changes on cash and cash equivalents	(11.1)	(6.3)
Net change in cash and cash equivalents	107.2	59.5
Cash and cash equivalents, beginning of the year	159.6	100.1

Cash and cash equivalents, end of period	$266.8	$159.6

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended December 31, 2014	Salt(1)	Plant Nutrition	Corporate and Other(1,3)	Total
Sales to external customers	$355.3	$75.8	$2.3	$433.4
Intersegment sales	0.2	2.4	(2.6)	-
Shipping and handling cost	97.6	7.1	-	104.7
Operating earnings (loss)	104.4	21.6	(18.4)	107.6
Depreciation, depletion and amortization	11.3	7.3	2.2	20.8
Total assets (as of end of period)	1,045.2	536.2	55.8	1,637.2

Three Months Ended December 31, 2013	Salt(1)	Plant Nutrition(2)	Corporate and Other(3)	Total
Sales to external customers	$323.1	$61.4	$2.9	$387.4
Intersegment sales	0.3	2.7	(3.0)	-
Shipping and handling cost	95.7	6.0	-	101.7
Operating earnings (loss)	74.8	19.7	(14.2)	80.3
Depreciation, depletion and amortization	12.4	6.2	1.0	19.6
Total assets (as of end of period)	942.2	386.8	75.8	1,404.8

Twelve Months Ended December 31, 2014	Salt(1)	Plant Nutrition	Corporate and Other(1,3)	Total
Sales to external customers	$1,002.6	$270.2	$9.7	$1,282.5
Intersegment sales	0.9	7.1	(8.0)	-
Shipping and handling cost	309.3	28.4	-	337.7
Operating earnings (loss)	291.4	74.8	(55.2)	311.0
Depreciation, depletion and amortization	44.8	27.3	5.9	78.0

Twelve Months Ended December 31, 2013	Salt(1)	Plant Nutrition(2)	Corporate and Other(3)	Total
Sales to external customers	$920.5	$198.6	$10.5	$1,129.6
Intersegment sales	0.9	7.2	(8.1)	-
Shipping and handling cost	280.7	21.0	-	301.7
Operating earnings (loss)	181.3	58.7	(54.4)	185.6
Depreciation, depletion and amortization	45.1	23.8	4.1	73.0

(1)
The salt segment and corporate and other include a gain of $82.3 million and $1.0 million, respectively, in the three and 12 months ended December 30, 2014, resulting from an insurance settlement related to a tornado at its salt facilities in Goderich, Ontario, in August 2011. In the fourth quarter of 2013, the company recorded a reserve of $4.7 million ($2.8 million, net of taxes) related to a ruling against the company from a 2010 labor issue.

(2)
In the fourth quarter of 2013, the company received $9.0 million ($5.7 million, net of taxes) from an insurance settlement resulting from a 2010 mineral-brine loss at the company’s Ogden, Utah, solar-pond facility.

(3)
“Corporate and Other” includes corporate entities, the records management business, other incidental business operations and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.